Exhibit 99.1

Carolina Bank Holdings, Inc. Announces Record 2006 EPS of $1.00, Up 37%; Total Assets Surpass $411 Million

Friday January 19, 5:00 pm ET

GREENSBORO, N.C., Jan. 19, 2007 (PRIMEZONE) — Carolina Bank Holdings, Inc. (NASDAQ:CLBH – News) today reported record 2006 earnings. Net income was $2.81 million, an increase of 37.9% over the $2.04 million reported in 2005. Diluted earnings per share were $1.00 in 2006 compared with $0.73 for 2005, an increase of 37.0%. Disregarding infrequent items discussed below, diluted earnings per share would have been $0.96 in 2006 compared with $0.74 in 2005, an increase of 30.9%. Per share results were restated to reflect the impact of the six-for-five stock split in 2005. Performance reflects strong growth in loans and deposits, a steady margin, and continued improvement in asset quality.

Net income was $555,000, or $0.20 per diluted share, for both the fourth quarters of 2006 and 2005. Fourth quarter 2006 net income would have been $650,000, or $0.23 per diluted share, without an unexpected one-time legal settlement, including attorney fees, of $255,000 ($157,000 after-tax) and without reduction of 2006 income taxes by $62,000 due to reduction of prior year tax reserves. Expenses for the fourth quarter of 2006 also rose due to new employees hired for our new High Point office which opened in 2007.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, commented, “Our record results in 2006 prove that our relationship banking strategy is successful and continues to gain ground against our competition. I am pleased to announce that our High Point office opened on January 2, 2007 with a fine staff and our Burlington office experienced strong loan growth in the fourth quarter of 2006. We also introduced several new technology products during the fourth quarter of 2006 including internet bank statements and merchant check deposits using a scanner and internet connection.”

Net interest income for 2006 increased $1.96 million from 2005, or 19.2% to $12.19 million, reflecting a 17.9% increase in average earning assets and a three basis point improvement in the net interest margin to 3.31%. Fourth quarter 2006 net interest income increased $265,000, or 9.3%, over the same period in 2005 as average earning assets rose 15.2% and the net interest margin decreased by 17 basis points to 3.24%. The fourth quarter 2006 net interest margin was 3.30% without $60,000 accelerated interest expense paid on our special 10th anniversary certificates of deposit; customers were paid 10% for the first month and 4.78% for the remaining nine months.

Non-interest income for 2006 was $1.77 million, an increase of $543,000 or 44.2%. Excluding a 2006 gain of $183,000 on the sale of repossessed assets and a dividend distribution of $117,000 relating to an investment in a limited partnership investment company, as well as a 2005 write-down on repossessed assets in the amount of $39,000, non-interest income was $1.47 million, up 16.1% from 2005. Non-interest income increased to $335,000 in the fourth quarter of 2006, up $8,000, or 2.5% from the fourth quarter of 2005.

Non-interest expense increased to $8.38 million for 2006, an increase of 20.7% from 2005, and increased 21.9% to $2.39 million in the fourth quarter of 2006 from the prior year quarter. Excluding the unexpected legal settlement, non-interest expense increased by 8.9% and 17.0% for the fourth quarter and year ended 2006 over prior year periods, respectively. The efficiency ratio, normalized to exclude this quarter’s legal settlement of $255,000, last quarter’s unusual gains totaling $300,000 and the 2005 $39,000 write-down, was 62.2% for the current quarter compared with 62.1% for the prior year fourth quarter, and 59.5% for all of 2006.

Asset growth remains strong. At December 31, 2006, Carolina Bank had total assets of $411.59 million, an increase of $46.42 million or 12.7% over the past year. Loans held for investment (HFI) increased $53.12 million, or 20.2%, over the prior year reaching $315.7 million and grew $27.18 million, or 9.4% during the 2006 fourth quarter.

The Company believes that its efforts to grow lower-cost deposits have been successful. Deposits increased $54.08 million, or 17.7%, over the past year, reaching $360.42 million at December 31, 2006. Since year-end 2005, transaction accounts (DDA, NOW, MMDA) and savings increased by $31.58 million, or 19.4%, and now account for $194.11 million or 53.9% of total deposits. This compares with $162.53 million or 53.1% of deposits at year-end 2005.

Mr. Braswell added, “We have made impressive progress over the past year returning our bank’s asset quality to levels more in line with our historical experience. The management time we invested has led to process enhancements and stronger controls that should have a continuing, positive impact on our future credit performance.” Non-performing assets total $2.43 million, or 0.59% of assets at December 31, 2006, compared with $5.42 million, or 1.48% of assets at December 31, 2005. The bank had net charge-offs of $18,000, or 0.02% annualized of average loans for the fourth quarter of 2006 and $508,000, or 0.18% of average loans for 2006. Net charge-offs were $904,000, or 0.38% of loans in 2005. The allowance for loan losses was 1.23% of total loans at December 31, 2006.

Shareholders’ equity totaled $25.93 million at December 31, 2006, up $3.14 million from twelve months ago. Shares outstanding at December 31, 2006 were 2,722,388.

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc., began banking operations on November 25, 1996.The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in three counties: Guilford, Alamance and Randolph. The Bank has six full-service banking locations — three in Greensboro, one in Asheboro, one in Burlington, and one in High Point, North Carolina. The Company’s stock is listed on the Nasdaq Capital Market, under the symbol CLBH. Further information is available on the Company’s web site: http://www.carolinabank.com.

The Carolina Bank Holdings, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2257

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Carolina Bank Holdings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Carolina Bank Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

At December 31, 2006 and 2005

	(unaudited)
	December 31 2006	December 31 2005
	(in thousands)
ASSETS
Cash and due from banks	$4,762	$4,470
Short-term investments and interest-earning deposits	221	12,770
Federal funds sold	—	3,519

Total cash and cash equivalents	4,983	20,759

Securities available for sale, at fair value	71,054	64,461
Securities held-to-maturity, at amortized cost	3,637	3,997

Loans	315,732	262,609
Allowance for loan losses	(3,898)	(3,210)

Net loans	311,834	259,399

Premises and equipment, net	10,078	7,728
Other assets	10,006	8,826

Total assets	$411,592	$365,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$26,984	$27,168
Interest-bearing	333,431	279,166

Total deposits	360,415	306,334

Short-term borrowings	3,605	2,844
Federal Home Loan Bank advances	8,908	21,300
Junior subordinated debentures	10,310	10,310
Other liabilities	2,425	1,595

Total liabilities	385,663	342,383

STOCKHOLDERS’ EQUITY

Common stock and paid-in-capital, no par value, 20,000,000 shares authorized; issued and outstanding— 2,722,388 shares at December 31, 2006 and 2,720,496 shares at December 31, 2005	2,722	2,720
Additional paid-in capital	15,597	15,580
Retained earnings	7,851	5,040
Stock in director rabbi trust	(453)	(333)
Directors deferred fees obligation	453	333
Accumulated other comprehensive income (loss)	(241)	(553)

Total stockholders’ equity	25,929	22,787

Total liabilities and stockholders’ equity	$411,592	$365,170

Carolina Bank Holdings, Inc. and Subsidary

Consolidated Statements of Operations

For the three months and years ended December 31, 2006 and 2005

(unaudited)

	For the Three Months Ended December 31		For the Years Ended December 31
	2006	2005	2006	2005
	(in thousands, except per share data)
Interest income:	(unaudited)		(unaudited)
Loans	$6,324	$4,862	$23,175	$16,369
Securities - taxable	906	609	3,236	2,127
Interest from federal funds sold	38	93	414	381
Other interest income	3	12	33	34

Total interest income	7,271	5,576	26,858	18,911
Interest expense:
Deposits	3,803	2,340	12,991	2,910
FHLB advances and other	173	239	935	4,470
Junior subordinated debentures	194	161	744	1,303

Total interest expense	4,170	2,740	14,670	8,683

Net interest income	3,101	2,836	12,188	10,228
Provision for loan losses	310	331	1,196	1,306

Net interest income after provision for loan losses	2,791	2,505	10,992	8,922

Noninterest income:
Service charges	190	159	684	636
Mortgage banking income	81	45	352	258
Repossessed asset gains (losses)	—	—	183	(39)
Other	64	123	554	375

Total noninterest income	335	327	1,773	1,230

Noninterest expense:
Salaries and benefits	1,080	935	4,268	3,515
Occupancy and equipment	289	254	1,099	935
Professional fees	265	279	827	880
Outside data processing	141	132	575	532
Advertising and promotion	140	131	472	348
Stationery, printing and supplies	112	92	373	327
Other	366	140	767	409

Total noninterest expense	2,393	1,963	8,381	6,946

Income before income taxes	733	869	4,384	3,206
Income taxes expense	178	314	1,574	1,169

Net income	$555	$555	$2,810	$2,037

Basic earnings per common share	$0.20	$0.20	$1.03	$0.75
Diluted earnings per common share	$0.20	$0.20	$1.00	$0.73
Average common shares outstanding	2,722,388	2,720,491	2,721,298	2,716,866
Average common shares and dilutive potential common shares outstanding	2,840,306	2,794,686	2,819,225	2,795,887
Total Shares outstanding at end of period	2,722,388	2,720,496	2,722,388	2,720,496

All per share information has been presented or restated to reflect the effect of the six-for-five stock split in 2005.

Carolina Bank Holdings, Inc.

Consolidated Financial Highlights

Fourth Quarter 2006

(unaudited)

	Quarterly					Year Ended
($ in thousands except for share data)	4th Qtr. 2006	3rd Qtr. 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	2006	2005
EARNINGS
Net interest income	$3,101	3,149	3,074	2,864	2,836	12,188	10,228
Provision for loan loss	$310	231	285	370	331	1,196	1,306
NonInterest income	$335	660	352	426	327	1,773	1,230
NonInterest expense	$2,393	1,966	2,031	1,991	1,963	8,381	6,946
Net income	$555	974	678	603	555	2,810	2,037
Basic earnings per share	$0.20	0.36	0.25	0.22	0.20	1.03	0.75
Diluted earnings per share	$0.20	0.35	0.24	0.22	0.20	1.00	0.73
Average shares outstanding	2,722,388	2,721,722	2,720,584	2,720,496	2,720,491	2,721,298	2,716,866
Average diluted shares outstanding	2,840,306	2,816,861	2,809,911	2,804,564	2,794,686	2,819,225	2,795,887

PERFORMANCE RATIOS
Return on average assets *	0.56%	0.99%	0.71%	0.66%	0.64%	0.73%	0.63%
Return on average common equity *	8.68%	15.95%	11.53%	10.46%	9.85%	11.63%	9.29%
Net interest margin (fully-tax equivalent) *	3.24%	3.36%	3.40%	3.26%	3.41%	3.31%	3.28%
Efficiency ratio	62.22%	56.03%	59.28%	60.52%	62.06%	59.48%	60.42%
# full-time equivalent employees - period end 69	62	62	59	59	69	59

CAPITAL
Equity to ending assets	6.30%	6.26%	6.10%	6.14%	6.24%	6.30%	6.24%
Tier 1 leverage capital ratio	not avail.	not avail.	not avail.	8.65%	8.98%	not avail.	8.98%
Tier 1 risk-based capital ratio	not avail.	not avail.	not avail.	10.17%	10.36%	not avail.	10.36%
Total risk-based capital ratio	not avail.	11.92%	not avail.	11.32%	12.17%	not avail.	12.17%
Book value per share	$9.52	9.23	8.74	8.57	8.38	9.23	8.38

ASSET QUALITY
Net charge-offs	$18	(21)	513	(2)	65	508	904
Net charge-offs to average loans *	0.02%	-0.03%	0.74%	0.00%	0.10%	0.18%	0.38%
Allowance for loan losses	$3,898	3,606	3,354	3,582	3,210	3,898	3,210
Allowance for loan losses to total loans	1.23%	1.25%	1.20%	1.30%	1.22%	1.23%	1.22%
Nonperforming loans	$2,388	2,626	3,140	5,430	2,834	2,388	2,834
Restructured loans	$45	227	0	0	2,474	45	2,474
Other real estate owned	$0	0	453	111	111	0	111
Nonperforming loans to total loans	0.77%	0.99%	1.12%	1.97%	2.02%	0.77%	2.02%
Nonperforming assets to total assets	0.59%	0.71%	0.92%	1.46%	1.48%	0.59%	1.48%

END OF PERIOD BALANCES
Total assets	$411,592	401,224	389,978	379,692	365,170	411,592	365,170
Total earning assets	$390,644	378,080	367,246	357,423	344,522	390,644	309,913
Total loans	$315,732	288,557	280,366	275,866	262,609	315,732	262,609
Total deposits	$360,415	348,939	333,148	323,399	306,334	360,415	306,344
Stockholders’ equity	$25,929	25,134	23,795	23,313	22,787	25,929	22,787

AVERAGE BALANCES
Total assets	$398,427	393,605	383,008	366,335	346,434	385,344	325,866
Total earning assets	$383,076	375,362	361,521	351,541	332,575	367,875	312,244
Total loans	$302,115	288,433	277,142	274,728	256,904	285,605	239,868
Total interest-bearing deposits	$318,398	307,500	296,385	281,328	262,342	300,903	246,781
Stockholders’ equity	$25,579	24,421	23,526	23,070	22,532	24,165	21,918

*	annualized for all periods presented